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                   Exchange Act of 1934 (Amendment No.  )


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                                TECHDYNE, INC.
 ............................................................................
               (Name of Registrant as Specified In Its Charter)
 ............................................................................

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

                               TECHDYNE, INC.

                                ----------

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              June 10, 1998

                                ----------


To Shareholders:

     The Annual Meeting of Shareholders of TECHDYNE, INC. (the "Company") will be held at the Don Shula Hotel, 15255 Bull Run Road, Miami Lakes, Florida on Wednesday, June 10, 1998 at 11:00 a.m., for the following purposes:

     1. To elect five members to the board of directors to serve until the next Annual Meeting of Shareholders; and

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The board of directors has fixed the close of business on April 17, 1998, as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

     Your copy of the Annual Report of the Company for 1997 is enclosed.

     You are cordially invited to attend the Annual Meeting of Shareholders.



                                By Order of the Board of Directors

                                LAWRENCE E. JAFFE
                                Secretary

Hialeah, Florida
May 1, 1998

                               TECHDYNE, INC.
                           2230 West 77th Street
                           Hialeah, Florida 33016

                                -----------

           Information Statement for Annual Meeting of Shareholders
                               June 10, 1998

                                -----------

Matters to be Considered at the Meeting

     This Information Statement and the Company's Annual Report to Share-holders for the year ended December 31, 1997, anticipated to be mailed on or about May 4, 1998, is solicited by and on behalf of the board of directors of Techdyne, Inc., a Florida corporation (the "Company"), for the Annual Meeting of Shareholders of the Company to be held on Wednesday, June 10, 1998, at the Don Shula Hotel, 15255 Bull Run Road, Miami Lakes, Florida at 11:00 a.m., including any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting.

     The Company will request brokers, nominees, fiduciaries and custodians to forward this Information Statement and the Company's Annual Report to their principals and beneficial owners, and will reimburse such persons for reasonable expenses incurred by them in forwarding such materials.

Record Date

     The board of directors has fixed the close of business on April 17, 1998, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof. Only shareholders of record on that date are entitled to vote at the meeting.

Voting Securities

     As of April 17, 1998 there were outstanding and entitled to be voted at the Annual Meeting, 5,135,167 shares of common stock, $.01 par value ("Common Stock"). Each share of Common Stock is entitled to one vote. A majority of the outstanding shares is needed for a quorum and a plurality of the votes cast is necessary to effectuate election of the directors.
A majority of shares represented at the meeting is sufficient to effectuate any other matter that may properly come before the meeting, except as otherwise required by applicable law. The Company's parent, Medicore, Inc. ("Medicore" or the "Parent"), intends to vote its 3,227,797 shares of the Company's Common Stock, or approximately 63% voting equity of the Company, in favor of election of each of the five (5) nominees for directors (see "Election of Directors"), thereby assuring the election of the five nominees. See "Security Ownership of Certain Beneficial
Owners and Management."

                   WE ARE NOT ASKING YOU FOR A PROXY AND
                 YOU ARE REQUESTED NOT TO SEND US A PROXY

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of April 17, 1998, the names and beneficial ownership of the equity securities of the Company and its subsidiaries and of Medicore, for directors, individually itemized, and for directors and officers as a group, without naming them, and for each of the named executive officers disclosed in the Summary Compensation Table (see "Executive Compensation") and for shareholders known to the Company to beneficially own more than 5% of its voting securities.

              Amount and Nature of Beneficial Ownership(1)

                         Techdyne                   Medicore
                          Common                     Common
Name                      Stock         %(2)(3)      Stock      %(2)(4)
----                      -----         -------      ------     -------

Medicore, Inc.          4,537,727       70.4%(5)        ---        ---
2337 W. 76th St.
Hialeah, FL 33016

Thomas K. Langbein**    4,717,727(6)     71.2%    1,043,014(7)    17.1%

Barry Pardon+             184,333(8)      3.5%      135,750(9)     2.3%

Joseph Verga+             103,834(10)     2.0%       79,075(11)    1.3%

Peter D. Fischbein**       55,000(12)     1.1%      176,229(13)    3.0%

                                        less than
Anthony C. D'Amore**       44,000(14)     1.0%      273,890(15)    4.6%

All directors and
executive officers
as a group (6 persons)  5,129,894(5)(6)  73.2%    1,779,408(16)   27.8%

**  c/o Medicore, Inc., 777 Terrace Avenue, Hasbrouck Heights, New
    Jersey 07604
+   c/o the Company, 2230 W. 77th Street, Hialeah, Florida 33016

----------

(1) Based upon information furnished to the Company by either the directors and officers or obtained from the stock transfer books of the Company. The Company is informed that these persons hold sole voting and dispositive power with respect to the shares of Common Stock except as noted herein.

(2) For purposes of computing the percentage of outstanding shares held by each person or group of persons named in this table, any security which such person or group of persons has the right to acquire within 60 days of April 17, 1998 is deemed to be outstanding for purposes of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3) Based on 5,135,167 shares of Common Stock outstanding. Does not include (i) shares obtainable under Medicore's convertible note, except as to Thomas K. Langbein (see Note (5)); (ii) options under the Company's 1994 Stock Option Plan for 171,600 shares of Common Stock; (iii) options granted in 1995 to directors and counsel for 152,500 shares of Common Stock; or (iv) options under the Company's 1997 Stock Option Plan for 375,000 shares of Common Stock. See Note
      (2) and "Executive Compensation - Options, Warrants or Rights."

(4) Based on 5,856,940 shares outstanding. Does not include 841,000 shares of Medicore's common stock underlying options granted under Medicore's 1989 Stock Option Plan, which options are not transferable and are exercisable through April 17, 2000 at $2.38 per share. See Note (2) and "Executive Compensation - Options, Warrants or Rights."

(5) Includes 1,309,930 shares which Medicore may acquire upon conversion of its demand promissory note from the Company in the amount of approximately $2,292,400 at December 31, 1997 convertible at $1.75 per share. Officers and directors of Medicore, including those directors of the Company and Medicore who may be shareholders of each company, except Thomas K. Langbein (see Note (6)), disclaim any indirect beneficial ownership of the Company's Common Stock through Medicore's 70.4% ownership of the Company.

(6) Includes (i) Medicore's 3,227,797 share ownership, plus 1,309,930 shares which Medicore may obtain upon conversion of its demand promissory note from the Company (see Note (5) above), by virtue of his position with the Company and Medicore and his stock owner-ship of Medicore, which position may deem Mr. Langbein to have beneficial ownership of such shares through shared voting and investment power with respect to Medicore's ownership of the Company; Mr. Langbein disclaims such entire beneficial ownership, but for his proportionate interest, approximately 776,000 shares of the Company (12.0%); and (ii) Company options for 180,000 shares. See Note (2) and "Executive Compensation - Options, Warrants or Rights."

(7) Includes 250,000 shares underlying options granted in April, 1995, exercisable at $2.38 per share through April 17, 2000. Does not include (i) 15,700 shares each held in the names of Mr. Langbein's two children who are of majority age; and (ii) an option to acquire up to 400,000 shares of common stock in lieu of a lump sum payment, which option is not presently exercisable except in the event of a change in control of Medicore. See Note (4) and "Employment Contracts and Termination of Employment and Change-In-Control Arrangements" and "Options, Warrants or Rights" under the caption "Executive Compensation."

(8) Includes (i) options for 180,000 shares of the Company's Common Stock (see Note (2) and "Executive Compensation - Options, Warrants or Rights"); (ii) Company warrants for 1,000 shares of Common Stock exercisable at $5.00 per share through September 12, 1998; and (iii) 2,333 shares held in his wife's name. Excludes approximately 104,000 (1.6%) shares that may be deemed indirectly beneficially owned through Medicore's ownership of the Company, which indirect beneficial ownership is disclaimed. See Note (5).

(9) Includes (i) 75,000 shares of Medicore's common stock underlying an option granted in April, 1995 exercisable at $2.38 per share through April 17, 2000; and (ii) 7,200 shares of Medicore's common stock owned by his wife. See Note (4) and "Executive Compensation - Options, Warrants or Rights."

(10) Includes (i) options for 100,000 shares of the Company's Common Stock (see Note (2) and "Executive Compensation - Options, Warrants or Rights"); and (ii) Company warrants for 500 shares of Common Stock exercisable at $5.00 per share through September 12, 1998. Excludes approximately 59,000 (1%) shares that may be deemed indirectly beneficially owned through Medicore's ownership of the Company, which indirect beneficial ownership is disclaimed. See Note (5).

(11) Includes 30,000 shares of Medicore's common stock underlying an option granted in April, 1995 exercisable at $2.38 per share through April 17, 2000. See Note (4) and "Executive Compensation - Options, Warrants or Rights."

(12) Includes options for 55,000 shares of the Company's Common Stock. See Note (2) and "Executive Compensation - Options, Warrants or Rights." Excludes approximately 136,000 (2.1%) shares that may be deemed indirectly beneficially owned through Medicore's ownership of the Company, which indirect beneficial ownership is disclaimed. See Note (5).

(13) Includes (i) 100,000 shares held in trust for his infant son; Mr. Fischbein's wife is trustee; Mr. Fischbein disclaims beneficial interest in these 100,000 shares; and (ii) 75,000 shares of Medicore common stock underlying an option granted in April, 1995 exercisable at $2.38 per share through April 17, 2000. See Note (4) and "Executive Compensation - Options, Warrants or Rights." Does not include 196,382 shares of common stock owned by his wife in which shares, based on her financial independence, Mr. Fischbein disclaims beneficial interest.

(14)  Includes (i) options for 25,000 shares of the Company's Common
      Stock (see Note (2) and "Executive Compensation - Options, Warrants or Rights"); (ii) Company warrants for 4,000 shares of Common Stock exercisable at $5.00 per share through September 12, 1998 held in his retirement plan; and (iii) 15,000 shares of the Company's Common Stock held in his retirement plan. Excludes approximately 209,000 (3.2%) shares that may be deemed indirectly beneficially owned through Medicore's ownership of the Company, which indirect bene-ficial ownership is disclaimed. See Note (5).

(15) Includes 75,000 shares of Medicore common stock underlying an option granted in April, 1995 exercisable at $2.38 per share through April 17, 2000. See Note (4) and "Executive Compensation - Options, Warrants or Rights."

(16) Includes 535,000 shares of Medicore's common stock underlying the options granted under Medicore's 1989 Stock Option Plan. See Notes
      (2) and (4) and "Executive Compensation - Options, Warrants or
      Rights."

                          ELECTION OF DIRECTORS

     At the Annual Meeting, shareholders will elect five directors to serve for a one year term and until each of their successors is elected and qualified. The By-Laws of the Company provide that the board of directors shall not be less than two nor more than six persons, and since less than the maximum number of directors are to be elected, which is permissible pursuant to the Company's By-Laws, shareholders cannot vote for a greater number of persons than the number of nominees named. The Certificate of Incorporation and By-Laws, as presently constituted, provide that the majority of directors have the right to appoint candidates to fill any vacancies on the board, whether through death, retirement or other termination of a director, or through an increase in the board. At such time that qualified candidates are available to serve, the majority of the board, although less than a quorum, or by a sole remaining director, may appoint such person(s) to fill the vacancy now existing. When appointed, such director shall then serve for the remainder of the term.

     The affirmative vote of a plurality of the shares of Common Stock represented at the meeting is required to elect the five directors. Cumulative voting is not permitted in the election of directors. Conse-quently, each shareholder is entitled to one vote for each share of Common Stock held in his name. Medicore owns 63% of the voting stock of the Company and intends to vote all of its Common Stock in favor of the election of the persons named below as nominees for directors, thereby assuring the election of the five nominees. The nominees have consented to be named herein and to serve on the board of directors. If any nominee is unable to serve as a director (which presently is not anticipated), the Common Stock will be voted for such substituted nominee as may be designated by the present board of directors. The five nominees for directors are now directors and were elected by the shareholders at the last annual meeting, and have been directors of the Company for at least the last eight years. There is no nominating committee with nominations for director considered by the entire board of directors.

     For additional information concerning the nominees for the board of directors, including compensation and share ownership, see "Security Ownership of Certain Beneficial Owners and Management," "Executive Compensation" and "Certain Relationships and Related Transactions."

                                Current Position               Position
Name                     Age    and Areas of Responsibility   Held Since
----                     ---    ---------------------------   ----------
Thomas K. Langbein       52     Chairman of the Board and        1982
                                Chief Executive Officer          1990

Barry Pardon             46     President                        1991
                                and Director                     1990

Joseph Verga             46     Senior Vice President,           1988
                                Treasurer                        1985
                                and Director                     1983

Peter D. Fischbein(1)    58     Director                         1984

Anthony C. D'Amore(1)    67     Director                         1984

----------

(1)  Member of the Audit Committee.

     Thomas K. Langbein was financial consultant to Medicore until 1980 when he became Chairman of the Board of Directors, Chief Executive Officer and President of Medicore. Mr. Langbein is also an officer and director of most of Medicore's subsidiaries. Mr. Langbein was Chairman of the Board of Directors of the Company in 1985, formerly having been Vice President and Treasurer. He has been a director of the Company since it was acquired by Medicore in 1982. In
1990, Mr. Langbein was appointed as President and Chief Executive Officer and Mr. Langbein relinquished the Presidency to Barry Pardon in November, 1991. Mr. Langbein is also a director of Lytton and Techdyne (Scotland). Mr. Langbein is Chairman of the Board and Chief Executive Officer of Dialysis Corporation of America ("DCA"), a 66% owned public subsidiary of Medicore. In 1971, Mr. Langbein organized and currently is the President, sole director and owner of Todd & Company, Inc. ("Todd"), a broker-dealer registered with the Securities and Exchange Commission and the NASD. Mr. Langbein, devotes most of his time to the affairs of the Company, Medicore and DCA. See "Certain Relationships and Related Transactions."

     Barry Pardon joined the Company in November, 1980 as national sales manager and initiated the independent manufacturer representatives sales force. Mr. Pardon became Vice President of Marketing in 1981, was appointed Executive Vice President (Marketing) in 1988, and was appointed President in November, 1991. Mr. Pardon is Chairman of the Board of Lytton and a director of Techdyne (Scotland).

     Joseph Verga joined the Company in 1979 as purchasing agent. In 1980 he became production control manager and Vice President, in 1981 the operations manager, and in 1983 was elected a director and appointed Secretary of the Company. In 1985 he was appointed Treasurer and in 1988 was made Senior Vice President of Operations.

     Peter D. Fischbein is an attorney whose has from time to time repre-sented the Company, Medicore, Viragen, Inc. ("Viragen"), formerly a public subsidiary of Medicore spun-off in 1986, and Todd. Mr. Fischbein is a director of Viragen (since 1981) and Medicore (since 1984). He was Chairman of the Board of the Company from April, 1990 to November, 1991. Mr. Fischbein is a general partner of several limited partnerships engaged in real estate development. See "Certain Relationships and Related Trans-actions."

     Anthony C. D'Amore is director of Medicore and is registered as a part-time account executive with Todd, but has not been active in the brokerage business for many years. Mr. D'Amore was the owner of an insurance agency, the A.C. D'Amore Agency, Inc., which he sold in 1992, and from whom the Company, Medicore and their subsidiaries purchase much of their insurance at rates competitive with unaffiliated parties. Mr. D'Amore continues to receive commissions with respect to insurance placed with the Company and Medicore. See "Certain Relationships and Related Transactions."

     There is no family relationship between any officer or director of the Company.

     Since the last Annual Meeting in June, 1997, there were five meetings of the Board of Directors, including actions by unanimous written consent. All directors participated at all the meetings.

     The Company has an audit committee, recently formed, consisting of Peter D. Fischbein and Anthony C. D'Amore. Mr. Fischbein is also on the audit committee of Medicore. The audit committee meets quarterly, and is responsible for recommending to the board of directors the firm of inde-pendent accountants to serve the Company, reviewing fees, services and results of the audit by such independent accountants, reviewing the accounting books and records of the Company and reviewing the scope, results and adequacy of the internal audit control procedures. No member of the audit committee receives a fee for his services. The Company also has a stock option committee consisting of Messrs. Langbein, Fischbein and Verga. See "Executive Compensation - Options, Warrants or Rights." The By-Laws provide for and the Company has made payment of reasonable expenses for directors' attendance at meetings.

     In lieu of any cash compensation or per meeting fees to directors for acting as such (except for a minimal fee paid to directors of Techdyne (Scotland), see "Executive Compensation"), the Company has provided directors, among others, with options to purchase Common Stock of the Company at fair market value as of the date of grant. See "Executive Compensation - Options, Warrants or Rights" and "Security Ownership of Certain Beneficial Owners and Management."

                         EXECUTIVE COMPENSATION

     The Summary Compensation Table below sets forth compensation paid by the Company and its subsidiaries for the last three fiscal years ended December 31, 1997 for services in all capacities for its Chief Executive Officer and each of its principal executive officers whose total annual salary and bonus exceeded $100,000. The Chief Executive Officer's compen-sation is primarily derived from Medicore which company owns 63% of the Company. The only executive officer whose compensation exceeds $100,000 and is paid directly by the Company is its President, Barry Pardon.

		Annual Compensation             Long Term Compensation Awards

(a)(b)(c)(e)(g)
                                                            Securities
                                                            Underlying
                                            Annual        Options/SARs(#)
Name and                                    Compen-     ------------------
Principal Position       Year   Salary($)   sation($)   Company   Medicore
------------------       ----   ---------   ---------   -------   --------
Thomas K. Langbein, CEO  1997    90,000(1)  12,000(2)   100,000
                         1996    91,700(1)   8,900(2)             250,000(3)
                         1995    80,500(1)  10,400(2)    40,000   250,000(3)

Barry Pardon(4)          1997   144,100      8,000(5)   100,000
                         1996   160,600      8,800                 75,000(3)
                         1995   113,000      8,200       40,000    75,000(3)

----------

(1) All compensation paid by Medicore, which was $257,000 for 1997, $262,000 (including a $25,000 bonus) for 1996, and $230,100 for 1995.
     Does not include (i) $1,000 paid in 1995 by Techdyne (Scotland) to each director of that subsidiary which includes Mr. Langbein; or (ii) the June, 1996 Medicore forgiveness of a promissory note in the amount of $94,200 (including interest) for an option exercise of Medicore common stock by Mr. Langbein in 1994. See "Options, Warrants or Rights" below. Amounts reflected in the Summary Compensation Table were the compensation allocated to the Company in proportion to the time spent on behalf of the Company.

(2) Automobile allowance and related expenses ($16,475), and life and disability insurance premiums ($17,870) paid by Medicore amounted to $34,345, $24,800, and $26,100 for the years 1997, 1996 and 1995, respectively, in addition to which, Mr. Langbein received $1,000 as compensation as a director of Techdyne (Scotland) in 1995. As part of the Service Agreement with Medicore (October 1, 1996) and previously as part of the general corporate overhead allocation, the amounts in the Summary Compensation Table reflect that portion allocated to the Company.

(3) In December, 1996, the $3.00 exercise price of the options for 250,000 shares of Medicore common stock granted in April, 1995 was reduced to $2.38, the then fair market value of the Medicore common stock, which repricing is deemed a new grant of options. See "Aggregated Option/SAR Exercises In Last Fiscal Year and FY-End Option/SAR Values" under the caption "Options, Warrants or Rights."

(4) All compensation paid by the Company. Does not include (i) $1,000 paid in 1995 by Techdyne (Scotland) to each director of that subsidiary which included Mr. Pardon; or (ii) the June, 1996 Medicore forgiveness of a promissory note in the amount of $21,200 (including interest) for an option exercise of Medicore common stock by Mr. Pardon in 1994.
     See "Options, Warrants or Rights" below. In February, 1993, due to an administrative cost reduction program, Mr. Pardon's base compensa-tion was reduced to $84,000 and increased to $96,000 in April, 1994, and to $108,000 in March, 1995.

(5) Automobile lease and related expenses ($7,700) and term life insurance premiums ($300) paid by the Company amounted to $8,000, $8,800 and $8,200, respectively, for the years 1997, 1996 and 1995, respectively.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

     Mr. Langbein has an employment agreement with Medicore through May 31, 1999 at an annual salary of $220,000 with yearly increases in increments of no less than $10,000 which increases Mr. Langbein had waived in prior years. In June, 1995 the $10,000 yearly increment went into effect. Medicore also provides Mr. Langbein with an automobile allowance of $850 per month.

     The Medicore employment agreement provides upon his death three years full salary to his children or other designee of Mr. Langbein and provides for reimbursement of reasonable business expenses and full salary for the remainder of the term of the employment agreement in the event of disa-bility. Medicore maintains an income disability insurance policy for Mr. Langbein. The agreement also provides for life insurance, of which a $500,000 policy owned by Medicore was assigned to Mr. Langbein in the first quarter of 1997. Medicore also maintains a $750,000 whole life insurance policy and a $350,000 term policy insuring the life of Mr. Langbein with Mr. Langbein as the owner of the policies. His former wife is beneficiary of $550,000 of the insurance policies, with his two children beneficiaries to the balance. Most life insurance is obtained through George Langbein, his brother, who is an independent sales repre-sentative for the Company. See "Certain Relationships and Related Transactions."

     Based upon any wrongful termination of his employment agreement, which includes changes in control of Medicore through an acquiring person (any person who has acquired or announces a tender offer or exchange for 25% of Medicore), a sale of substantially all of the assets, merger, acquisition of Medicore or its consolidation with another, or certain types of board changes, Medicore shall pay Mr. Langbein a lump sum payment, based upon his then compensation, including benefits and perquisites, for the next three years from such termination. At Mr. Langbein's option, he may elect, in lieu of any such lump sum payment, to take common stock of Medicore equivalent to such lump sum payment based upon the lowest closing price of the stock as reported by the principal stock exchange upon which the shares are then trading, or if the trading is then in the over-the-counter market, presently trading on the Nasdaq National Market, then as reported by Nasdaq or other inter-dealer quotation medium, within 30 days of such wrongful termination or change in control. Medicore has reserved up to 400,000 shares of its common stock for such option, and has granted Mr. Langbein one time demand and five year "piggy-back" registration rights with respect to the shares Mr. Langbein may obtain upon any wrongful termination with or change in control of Medicore in lieu of any lump sum payment as provided in the employment agreement. Such registration of the stock of Medicore would be at the sole cost and expense of Medicore except with respect to Mr. Langbein's legal fees and commissions or discounts upon sale of such stock. The employment agreement also contains a two (2) year non-competition provision within a 20 mile radius of Medicore's primary operation in Florida. Medicore has the right, upon Mr. Langbein's termination, to request further non-competition by Mr. Langbein in the United States for consideration of $4,000 per month, increasing 5% in any twelve-month period.

     Barry Pardon, director and President of the Company, has a five-year employment agreement through December 31, 2000, retaining him as President which provides him with a base annual salary of $120,000, plus an over-ride commission of .5% of net sales of the Company in excess of $20,000,000 the first year of the agreement, increasing $1,000,000 each successive year of the term. With respect to any acquired companies, such as Lytton, the net sales of that acquired company for the immediately preceding fiscal year are added to the base $20,000,000 (plus $1,000,000 yearly increases) before the .5% over-ride applies. In January, 1993, as part of the Company's administrative cost reduction program, Mr. Pardon voluntarily reduced his base salary to $84,000, which was increased to $96,000 in April, 1994, to $108,000 in March, 1995 and now is at his contracted-for base salary. Under the employment agreement, Mr. Pardon is entitled to severance pay of nine months salary if he is terminated without cause during the term, or his estate receives it if he dies. Mr. Pardon is furnished with an automobile, travel and entertainment expenses incurred relating to the Company's business, which sums did not exceed 10% of his reported cash compensation. The agreement provides for non-competition for one year following termination including restrictions on Mr. Pardon calling upon any customers or suppliers of the Company, diverting any customers, services, items or products of the Company or disclosing any trade secrets.

     Certain executive and accounting personnel and administrative facili-ties of Medicore and its subsidiaries, including the Company and DCA, were common for fiscal 1997. The costs of executive and accounting salaries and other shared corporation overhead for these companies were charged on the basis of direct usage when identifiable with the remainder allocated on the basis of time spent. The Company's allocation is now accomplished pursuant to a two-year Service Agreement which commenced on October 1, 1996. Mr. Langbein, as an officer and director of the Company, Medicore and DCA, and Mr. Daniel Ouzts, as an officer of the Company, Medicore and DCA, divide their time and efforts among each company and the proportionate allocation of their compensation has been provided for through the overhead allocations and Service Agreement. See "Certain Relationships and Related Transactions."

Compensation of Directors

     Standard Arrangements

     There are no standard arrangements for compensating directors for services as directors or for acting on any committee. The Company does reimburse directors for expenses from attending meetings.

     Non-Standard Arrangements

     During the year ended December 31, 1997, the Company obtained its property, casualty and general liability insurance, as did Medicore and its other subsidiaries, through an arrangement made by one of its directors, Anthony C. D'Amore, who acts as an insurance consultant. Mr. D'Amore receives only minimal commissions ($4,000) on this insurance. See "Certain Relationships and Related Transactions."

     Over the years, the Company and Medicore provided options to directors, among other executives, consultants and employees. In 1997, the Company granted 375,000 non-qualified stock options to its officers, directors, counsel and an advisor affiliated with the Parent as an officer and director. See the tables "Company Options/SAR Grants in the Last Fiscal Year" and "Aggregated Option/SAR Exercises In Last Fiscal Year and FY-End Option/SAR Values" under the caption, "Options, Warrants or Rights."

Options, Warrants or Rights

     In May, 1994, the board of directors and shareholders adopted the 1994 Techdyne, Inc. Stock Option Plan (the "1994 Plan") pursuant to which 250,000 shares of Common Stock are reserved for issuance at fair market value on the date of grant of the options. The 1994 Plan is for a period of five years, expiring on May 24, 1999. Options may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to the Company. Options granted under the 1994 Plan may be exercisable for up to five years, may require vesting, and shall be at an exercise price as determined by the board or stock option committee. Options are non-transferable except by the laws of descent and distribution or a change in control of the Company as defined in the 1994 Plan and are exercisable only by the participant during his lifetime. Change in control includes (i) the sale of substan-tially all the assets of the Company or its merger or consolidation with another, or (ii) a majority of the board changes other than by election of shareholders pursuant to board solicitation or by vacancies filled by the board caused by death or resignation, or (iii) a person or group acquires 25% or makes a tender offer for 25% of the Company's outstanding shares.

     If a participant ceases affiliation with the Company by reason of death, permanent disability or retirement at or after age 65, the option remains exercisable for nine months from such occurrence but not beyond the option's expiration date. Other termination gives the participant 30 days to exercise except for termination for cause which results in the option becoming immediately null and void.

     Options granted under the 1994 Plan, at the discretion of the board, may be exercised either with cash, Common Stock having a fair market value equal to the cash exercise price, the participant's personal recourse note, or with an assignment to the Company of sufficient proceeds from the sale of the Common Stock acquired upon exercise of the option with an authoriza-tion to the broker or selling agent to pay that amount to the Company, or any combination of the above.

     There are presently outstanding under the 1994 Plan options to 34 officers, directors, employees, and advisors of the Company and its subsidiary for 171,600 shares of Common Stock exercisable at $1.00 per share through May 24, 1999. Thirty-nine employees have exercised their Options for 51,400 shares, and 13 options for 4,900 shares of Common Stock have been cancelled due to termination of the employee.

     On February 27, 1995, the Company granted non-qualified stock options, not part of the 1994 Plan, to directors of the Company and its subsidiary for an aggregate of 142,500 shares of Common Stock exercisable at $1.75 per share for five years. In April, 1995 an option for 10,000 shares of Common Stock was granted to counsel as part of his compensation for assisting in the preparation of the Company's registration statement for its public offering of Common Stock and warrants.

     In June, 1997, the board of directors and shareholders approved a 1997 Stock Option Plan ("1997 Plan") pursuant to which 500,000 shares of Common Stock were reserved and options, both incentive and non-qualified, were granted for 375,000 shares of Common Stock to officers, directors, counsel and one advisor, affiliated as an officer and director of Medicore and to the Company. The 1997 Plan is substantially similar to the 1994 Plan.
The options granted under the 1997 Plan are fully vested, are for a period of five years expiring June 22, 2002, and are exercisable at $3.25 per share.

     The exercise price of all options is 100% of the fair market value of the Common Stock on the date of grant.

           Company Options/SAR Grants in the Last Fiscal Year

   (a)                 (b)          (c)          (d)           (e)

                    Number of    % of Total
                   Securities   Options/SARs
                   Underlying    Granted to   Exercise or
                  Options/SARs    Employees   Base Price    Expiration
Name               Granted(#)      in 1997      ($/Sh)         Date
----               ----------      -------    ----------    ----------
CEO
Thomas K. Langbein  100,000         26.7         3.25        6/22/2002

Barry Pardon        100,000         26.7         3.25        6/22/2002

    Aggregated Option/SAR Exercises In Last Fiscal Year and FY-End
                           Option/SAR Values

   (a)              (b)         (c)        (d)                 (e)
                                        Number of
                                        Securities         Value of
                                        Underlying         Unexercised
                                        Unexercised        In-the-Money
                                        Options/SARs       Options/SARs
                  Shares      Value     at FY-End(#)       at FY-End($)
                    on       Realized   Exercisable/       Exercisable/
Name            Exercise(#)     ($)     Unexercisable      Unexercisable
----            -----------  --------   -------------      -------------
CEO
Thomas K.
Langbein
 Company Options    -0-         -0-    180,000(exer.)(1)   353,400(exer.)(2)
 Medicore Options   -0-         -0-    250,000(exer.)        (3)  (exer.)

Barry Pardon
 Company Options    -0-         -0-    180,000(exer.)(1)   353,400(exer.)(2)
 Medicore Options   -0-         -0-     75,000(exer.)        (3)  (exer.)

(Notes on next page)

----------

(1) 40,000 Options exercisable at $1.00 ("1994 Options"), 40,000 Options exercisable at $1.75 ("1995 Options"), and 100,000 Options exercisable at $3.25 ("1997 Options").

(2) The value of the in-the-money options was determined by the difference between the exercise price and the average of the bid and asked prices of the Common Stock as reported by Nasdaq on December 31, 1997, which was $4.38.

(3) The Medicore options are out-of-the money, the exercise price being $2.38 per share and the closing price of the common stock as reported by Nasdaq on December 31, 1997 was $2.13.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since Medicore's acquisition of the Company in November, 1982, Medicore had been advancing funds at no interest to finance the Company's business. After repayment to Medicore of $900,000 from proceeds of the Company's 1985 public offering, and in October, 1995, another repayment of $1,500,000, there remained a balance due to Medicore at December 31, 1995 of approxi-mately $2,686,000 evidenced by an unsecured demand promissory note convertible into Common Stock of the Company at a rate of $1.75 per share. The annual interest rate on the note is 5.7%. Medicore converted $350,000 of the Company's promissory note into 200,000 shares of the Company's
Common Stock in June, 1996, and $875,000 of the Company's promissory note into 500,000 shares of the Company's Common Stock in November, 1997, resulting in Medicore's ownership interest in the Company of 3,227,797 shares of Common Stock (63% of the outstanding shares, or approximately
70% including the beneficial ownership of the convertible note). At
December 31, 1997, the Company owed its Parent approximately $2,292,000. Pursuant to the Company's refinanced credit facility with a Florida bank, Medicore has not only guaranteed the loans, and secured them with certain of its properties which it leases to the Company, but has also agreed to subordinate this indebtedness, provided the Company may make payments to Medicore on the subordinated debt from additional equity that is injected into the Company or from retained earnings arising subsequent to March 31, 1995, provided that at the time of any such repayment to Medicore, the Company is in compliance with the financial covenants of the loan agree-ments. The Company is advised that Medicore does not intend to require repayment of its advances prior to January 1, 1999.

     In 1990, the Company sold to Medicore its real property in Hialeah, Florida consisting of land, two buildings and a parking lot. Medicore is leasing the buildings and the parking lot to the Company under a five year net lease expiring March 31, 2000 initially at $130,000 per year plus applicable taxes. The rental was reduced to $94,000 per year plus appli-cable taxes effective April 1, 1996. Management is of the opinion that the rentals are on terms as favorable as obtainable from unaffiliated parties.

     The Company had a credit facility with Consolidated Bank, N.A., now NationsBank of Florida, which had been amended over the years. The $230,000 mortgage and the NationsBank credit facility were replaced in February, 1996 by the Company entering into three loan arrangements with Barnett Bank of South Florida, NA ("Barnett Bank"). One credit facility was a $2,000,000 line of credit, due on demand, secured by the Company's accounts receivable, inventory, furniture, fixtures, and intangible assets with interest at Barnett Bank's prime rate plus 1.25%. This line of credit was extended to $2,500,000 in July,

     1997 by a First Amendment to Loan and Security Agreement, Loan Agree-ment, and Security Agreement, and fully used to pay the cash portion of the consideration for the Lytton acquisition completed on July 31, 1997. See below. Effective December 29, 1997, the Company refinanced its revolving line of credit which is no longer a demand loan but rather has a maturity date of May 1, 2000, is for an amount of up to $1,600,000 and bears interest at Barnett Bank's prime rate, currently 8.5%.

     The Company also obtained a five year term loan of $1,500,000 due December 29, 2002 at an annual interest rate of 8.60%. The interest was fixed based upon a variable rate note (LIBOR plus 2.25% floating rate) and an interest rate swap agreement entered into with Barnett Bank. The swap agreement in effect reduces the interest rate risk by allowing the Company to lock-in a fixed rate by converting the foregoing variable rate obliga-tion. The term loan is payable in equal principal payments of $25,000 plus interest. Early termination of the swap agreement, either through prepayment or default on the term loan, may result in a cost or a benefit to the Company. The market risk from such early termination that arises from the movement in interest rates may cause a liability to the Company if interest rates are down, and a benefit to the Company if interest rates are up, with the Company recognizing a loss or gain resulting from the difference between its fixed interest rate and the market value of interest rates at the time of early termination. Under the term loan, the Company is obligated to adhere to a variety of affirmative and negative covenants, including but not limited to a debt service ratio of 1:25 to 1:00, a current ratio of 1:5 to 1:00, a capital funds ratio of total debt to capital funds of no more than 1:7 to 1:00, maintenance of capital funds equal to or in excess of $3,500,000, and the Company may not sell any of its assets or properties, except inventory in the ordinary course of business, within any calendar year for which the aggregate book value exceeds $500,000. The term loan also provides for restrictions on transactions with related persons, precludes changes in ownership in the Company which would reduce the ownership by Medicore, to less than 51%, and restricts the Company from engaging in any new unrelated business which might adversely affect the repayment of the term loan.

     Barnett Bank had also extended two commercial term loans to the Company in 1996, one for $712,500 for five years expiring on February 7, 2001 at an annual rate of interest equal to 8.28% with monthly payments of principal and interest of $6,925 based on a 15-year amortization schedule with the unpaid principal and accrued interest due on the expira-tion date. This term loan has a prepayment penalty and is secured by a mortgage on properties in Hialeah, Florida owned by Medicore, two of which properties are leased to the Company and one parcel used as a parking lot. Under this term loan the Company is obligated to adhere to a variety of affirmative and negative covenants similar to those of the $1,500,000 five year term loan.

     The mortgage issued by Medicore to secure the $712,500 term loan pro-vides Barnett Bank with reappraisal rights so that should the principal amount outstanding under the Note exceed 75% of the reappraised value of the mortgaged property, such excess has to be repaid by the Company and/or Medicore. Medicore, as lessor to the Company of these mortgaged properties, has assigned the leases, rents and profits to Barnett Bank as further security for the $712,500 term loan, provided Medicore may continue to collect the rents until an event of default, if any, occurs. Medicore, as lessor of the properties mortgaged, has subordinated its interests in the leases to the mortgage held by Barnett Bank to secure this term loan.

     The second commercial term loan is for the principal amount of $200,000 for a period of five years bearing interest at a per annum rate of 1.25% over Barnett Bank's prime rate and requiring monthly principal payments with accrued interest of $3,333 through expiration on February 7, 2001.
This $200,000 term loan carries no prepayment penalty and is secured by all of the Company's tangible personal property, goods and equipment, and all cash or non-cash proceeds of such collateral.

     The revolving and term financing facilities are secured by a first security interest on corporate assets. Medicore has also subordinated $2,291,665 in principal indebtedness due to it from the Company to these financing facilities, provided the Company may make payments to Medicore on the subordinated debt from additional equity that is injected into the Company or from the use, on a quarterly basis, of retained earnings arising subsequent to March 31, 1995, so long as the Company is in compliance with all financial covenants of the loan agreements.

     There are cross defaults between the revolving and term loans exclusive of the $200,000 term loan.

     Medicore has unconditionally guaranteed the payment and performance by the Company of the revolving line of credit and the three commercial term loans.

     The Company has outstanding borrowings from a local bank for $145,000 with interest payable monthly at prime with the note maturing in April, 2000. This note is secured by two certificates of deposit of a related company and one certificate of deposit of the Company.

     The Company has advanced funds to Techdyne (Scotland) for that sub-sidiary's working capital requirements which advances aggregated approxi-mately $600,000 at an interest rate of prime plus 1.5% per annum and was repaid in 1997. The Company has guaranteed a line of credit for Techdyne (Scotland) from The Royal Bank of Scotland Plc which credit line has a U.S. equivalency of approximately $330,000 at December 31, 1997. This line of credit operates as an overdraft facility. No amounts were outstanding under this line of credit as of December 31, 1997.

     On July 31, 1997, the Company acquired Lytton Incorporated, which is engaged in the manufacture and assembly of printed circuit boards and other electronic products for commercial customers. See Item 1, "Business - Business Strategy" of the Company's Annual Report on Form 10-K for the year ended December 31, 1997. This acquisition required $2,500,000 cash at closing, funded by the modified revolving line of credit with Barnett
Bank, as well as 300,000 shares of the Company's Common Stock which had a fair value of approximately $1,031,000 based on the closing price on the date of acquisition for which the Company has guaranteed $2,000,000 minimum proceeds ($2,400,000 if certain earnings objectives are met over a twelve month period) to Patricia Crossley, the seller of Lytton.
Patricia Crossley is the wife of Lytton's President, Lytton Crossley.
The Stock Purchase Agreement also provided for incentive consideration based on specific sales levels of Lytton for each of three successive specified years, which includes payment to Patricia Crossley of 4% of Lytton's sales of $14,000,000 up to $20,000,000, and 5% of Lytton's sales over $20,000,000. The Lytton acquisition has expanded the Company's customer base, broadened its product line, enhanced its manufacturing capabilities and provided a new geographic area to better serve the continued existing customer base with opportunities to attract new customers. Lytton Crossley has a one year employment agreement with Lytton through July 30, 1998 at an annual salary of $135,000, plus participation in medical, hospitalization, group health, disability and life insurance programs and profit and other employee benefit plans, and reasonable business costs and expenses. In the event of Mr. Crossley's disability he would receive benefits from Lytton's existing standard disability plan.

     Mr. Crossley had borrowed an aggregate of approximately $155,000 from Lytton, which was repaid at the closing date of the Lytton acquisition on July 31, 1997. The repayment was made through use of a portion of the cash consideration paid to Patricia Crossley for the sale of Lytton to the Company.

     Lytton has a defined compensation arrangement with its President, Mr. Crossley, dated August 1, 1997 in the amount of $200,140. The agreement calls for monthly payments of $8,339 provided that Lytton's cash flow is adequate to cover the payments with interest to be calculated on any unpaid balances as of August 1, 1999. For the period ended December 31, 1997, a total of $33,357 was paid under this arrangement.

     On September 16, 1996, Lytton sold its offices and operating facility to Stanley Avenue Properties, Ltd., a limited liability company whose membership includes Lytton's President, Mr. Crossley, and his wife. Stanley Avenue Properties, Ltd. acquired the facilities in exchange for a note to Lytton for $147,000 and the assumption of two mortgage notes payable for a total sales price of $1,200,152. Lytton recognized a gain on the sale of the property and equipment in the amount of approximately $14,400, which was reflected in the revenues section of Lytton's financial results. The note receivable from Stanley Avenue Properties, Ltd. of approximately $139,000 was also repaid on July 31, 1997 upon the Company's acquisition of Lytton.

     Stanley Avenue Properties, Ltd. leased the property to Lytton. In connection with the acquisition of Lytton by the Company, the lease was renegotiated. The lease is now a five year lease with monthly lease payments of approximately $17,900 for the first year, adjusted in subse-quent years for the change in the consumer price index, and contains two renewal options each for five years of the then fair market resale value. See Item 2, "Properties" of the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

     During 1995, pursuant to a redemption agreement, Lytton purchased 249 shares of treasury stock from its former parent, Electrolert, Inc. ("Electrolert"), as well as from certain other minority stockholders. Consideration included cash, assignment of an account receivable and provisions for contingent payment upon sale of Lytton to a third party. This contingent payment resulted in Electrolert receiving $1,150,000 from the proceeds of the Company's acquisition of Lytton, releasing Lytton from any further liability to its former parent under the redemption agreement.

     In 1995, Lytton entered into loan agreements with The Provident Bank in Ohio for revolving ($1,500,000), term ($1,000,000), equipment (up to $900,000) and mortgage loans ($900,000), secured by a mortgage on the real property leased to Lytton and owned by Stanley Avenue Properties, Ltd., and by other collateral, and guaranteed by Lytton Crossley. The mortgage loan was assigned to and assumed by Stanley Avenue Properties, Ltd. and the mortgage was amended to delete the other loans from indebtednesses secured by the mortgage. The revolving line was extended to August 1, 1998 and has monthly interest payments at prime plus .5%. The average amount outstanding on this line since the Company acquired Lytton on July 31, 1997 was $438,000, the maximum outstanding was $695,000 with an outstanding balance of $549,000 as of December 31, 1997. The weighted average interest rate on this line during this period was 9.13%. The $1,000,000 installment loan matures June, 2002 at an annual rate of 9% for two years, with monthly payments of $16,667 plus interest. After two years, Lytton will have an option of a variable or fixed interest rate. The balance outstanding on this loan was $933,000 as of December 31, 1997. The $500,000 equipment loan is payable over four years through July 1, 2001 with the same interest rate as the installment loan. There was no outstanding balance on this loan as of December 31, 1997. All of these bank loans are secured by the business assets of Lytton.

     Certain of the officers and directors of the Company are officers and/or directors of Medicore and its publicly held subsidiary, DCA, including Thomas K. Langbein, Chairman of the Board of Directors and Chief Executive Officer of the Company holding the same positions with DCA and Medicore, as well as being President of Medicore, and an officer and director of Medicore's subsidiaries. Mr. Langbein is also the President, sole shareholder and director of Todd, a broker-dealer. Daniel R. Ouzts, Vice President of Finance and Controller of the Company holds the same positions with DCA and Medicore, as well as being their Treasurer; and Peter D. Fischbein and Anthony C. D'Amore are each a director of the Company and Medicore. See "Election of Directors." Lawrence E. Jaffe, counsel to the Company, is Secretary and counsel to Medicore and DCA and receives a substantial portion of his fees from the Company, Medicore and DCA. Options to purchase 50,000 shares of Common Stock of the Company, ranging in exercise prices from $1.00 per share to $3.25 per share, from May, 1999 to June, 2002, are held in trust for his wife, as well as approximately 1% of the outstanding shares of Medicore common stock and less than 1% of the securities of DCA. Mr. Jaffe disclaims beneficial ownership of the securities held in the trust.

     In addition, certain of the accounting personnel and administrative facilities of Medicore and its subsidiaries, including the Company, are common. The costs of executive accounting salaries and other shared corporate overhead for these companies are charged first on the basis of direct usage when identifiable, with the remainder allocated on the basis of time spent, either through corporate overhead allocation or through a Service Agreement between the Company and Medicore. See "Executive Com-pensation - Employment Contracts and Termination of Employment and Change-In-Control Arrangements." Since the shared expenses are allocated on a cost basis, there is no intercompany profit involved. The amount of expenses due to Medicore, generally included in intercompany Medicore advances to the Company, for each of the three years ended December 31, 1997 was approximately $408,000. Utilization of personnel and administra-tive facilities in this manner enables Medicore to share the cost of qualified individuals with its subsidiaries rather than duplicating the cost for various entities. It is in the opinion of management that these services are on terms as favorable as obtainable from unaffiliated parties.

     The Company manufactures certain products for Medicore which amounted to $214,000 and $279,000, for the two year period ended December 31, 1997, respectively.

     Property, casualty, and general liability insurance coverage for the Company and similar insurance for Medicore, DCA and their subsidiaries were obtained through the A.C. D'Amore Agency, Inc., an insurance agency owned by Anthony C. D'Amore, a director of the Company and Medicore and registered as a part-time account executive with Todd, although he has not been active in the securities business. In 1992, Mr. D'Amore sold his insurance business and acts as an insurance consultant. Mr. D'Amore continues to receive nominal commissions for the accounts of the Company and Medicore. The aggregate annual premiums for such insurance were approximately $159,000 in 1997 of which $127,000 was for the Company. Mr. D'Amore's commissions were approximately $4,000. In addition, the Company, Medicore and DCA obtained group health insurance coverage and several executive and key employee life insurance policies through George
Langbein, brother of Thomas K. Langbein. George Langbein is affiliated as an independent sales representative with the Company. This insurance includes $100,000 term life insurance each covering and owned by Barry Pardon, President and director of the Company, Joseph Verga, Senior Vice President, Secretary, Treasurer and director of the Company (each purchased and paid for by the Company), and Bonnie Kaplan, a key employee of Medicore (purchased and paid for by Medicore). Medicore also pays for $1,600,000 of life insurance owned by Thomas K. Langbein. See "Executive Compensation." Premiums on these coverages totaled approximately $374,000 during 1997 of which $127,000 was for the Company. Management is of the opinion that the cost and coverage of the insurance are as favorable as can be obtained from unaffiliated parties.

     Peter D. Fischbein, director of the Company, Medicore and Viragen, is an attorney who, from time to time, represents the Company, Medicore and Todd. See "Election of Directors."

                              AUDITORS

     The audit committee is reviewing the services and fees of Ernst & Young LLP, the Company's independent accountants since 1983 and which firm audited the financial statements of the Company for fiscal 1997. Upon the completion of its review, the audit committee will make its recommen-dation to the board as to the independent accountants to audit the Company's financial statements for the current fiscal year and share-holders will be so notified. The Company also files consolidated financial statements with Medicore.

     A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if desired to do so. The representative will also be available to respond to appropriate questions from shareholders attending the meeting.

                           SHAREHOLDER PROPOSALS

     Any shareholder proposal to be considered by the Company for inclusion in the 1999 Information Statement must be received by the Company not later than February 10, 1999. Any such proposal should be sent to Joseph Verga, the Secretary of the Company, 2230 West 77th Street, Hialeah, Florida 33016. Any such proposal should provide the proposer's intention to present the proposal for action at the meeting, and must comply with Item 4 of Schedule 14C of the rules of the Securities and Exchange Commission.

                          ADDITIONAL INFORMATION

     Management is not aware of any other matter to be presented for action at the Annual Meeting other than the election of directors, Item 1 in the accompanying Notice of Annual Meeting of Shareholders, and management does not intend to bring any other matter before the meeting.

     UPON WRITTEN REQUEST BY ANY SHAREHOLDER TO THE SECRETARY OF THE COMPANY, JOSEPH VERGA, 2230 WEST 77TH STREET, HIALEAH, FLORIDA 33016, A COPY OF THE FINANCIAL SCHEDULES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997 (COPIES OF WHICH ANNUAL REPORT ARE INCLUDED WITH THIS NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND INFORMATION STATEMENT) WILL BE PROVIDED WITHOUT CHARGE.

                                By Order of the Board of Directors

                                LAWRENCE E. JAFFE
                                Secretary

May 1, 1998